Exhibit 99.1

SBT Bancorp, Inc. Reports Third Quarter 2009 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--November 6, 2009--SBT Bancorp, Inc. (OTCBB: SBTB), holding company for The Simsbury Bank & Trust Company, today announced third quarter 2009 net income of $160,000 and net income available to common shareholders of $95,000 or $0.11 per diluted share. This compares to a net loss of $1,556,000 or $1.80 per diluted share for the third quarter of 2008. For the nine months ended September 30, 2009, net income amounted to $527,000 and net income available to common shareholders equaled $395,000 or $0.46 per diluted share. This compares to a net loss of $931,000 or $1.09 per diluted share for the nine months ended September 30, 2008.

Key items for the quarter include:

  Net income increased substantially compared to the third quarter of 2008 because of non-recurring items discussed below that impacted 2008 earnings.
  Excluding the non-recurring items, net income for the quarter increased by $48,000 or 43% and diluted earnings per share declined by $0.02 compared to 2008 third quarter. Year to date, excluding non-recurring items, net income increased by $118,000 or 29% and diluted earnings per share declined by $0.01.
  Strong growth in both retail and municipal deposits resulted in a 30% increase in total deposits compared to September 30, 2008.
  Loans outstanding grew to $195 million, an increase of $16 million, or 9%, compared to September 30, 2008.
  The loan portfolio experienced an increase in delinquencies during the quarter, but the overall quality of the loan portfolio remains very sound.
  The Company’s capital position remained very strong, with capital ratios well in excess of well-capitalized regulatory standards.

“The very strong deposit growth we have experienced over the past few quarters is a clear indication that Simsbury Bank is a strong and vibrant banking partner during this time of economic uncertainty,” said Martin J. Geitz, SBT Bancorp President & CEO. “Very low short-term interest rates, including bank prime lending rates, coupled with increasing loan delinquencies continue to negatively impact earnings at all financial institutions. Though we have seen an increase in loan delinquencies recently, the overall quality of our loan portfolio remains very sound. As we manage through this difficult economic period, we will continue to focus on increasing shareholder value by building profitable banking relationships, diversifying our sources of revenue, and serving our customers’ full range of financial services needs.”

The Company’s previous year’s net income was impacted by two major items: (1) non-recurring income of $328,000 for Bank Owned Life Insurance death benefits occurring in the quarter ending June 30, 2008 and (2) an other-than-temporary-impairment (“OTTI”) charge on Fannie Mae and Freddie Mac preferred stock of $1,668,000 in the quarter ending September 30, 2008. Excluding these items, third quarter 2008 net income and net income available to common shareholders would have been $112,000 or $0.13 per diluted share, and September 30, 2008 year to date net income and net income available to common shareholders would have been $409,000 or $0.47 per share. The following table compares 2009 to 2008 excluding these non-recurring items:

Excluding 2008 Non-Recurring Items
	For the Quarter Ended		Year to Date
	09/30/09	09/30/08	09/30/09	09/30/08
Net Income (000)	$160	$112	$527	$409
Income Available to Common Shareholders (000)	$95	$112	$395	$409
Diluted Income Per Share	$0.11	$0.13	$0.46	$0.47

On September 30, 2009, loans outstanding were $195 million, an increase of $16 million, over a year ago. Since September 30, 2008, commercial loans increased by 11% and residential mortgages by 12%. Mortgage loan growth does not reflect the $23 million in mortgages originated but sold as part of the Bank’s asset/liability management strategy. Sale of these mortgages resulted in a $17,000 contribution to fee income for the quarter and $60,000 year to date. The Company also purchased a $9.9 million pool of high quality, seasoned, short-term residential mortgage loans during the quarter. At September 30, 2009, loans 30 days or more past due, including non-performing loans, totaled $4.4 million, or 2.28% of total loans compared to $2.6 million, or 1.46% at June 30, 2009. Non-performing loans were $2.5 million, or 1.27% of total loans compared to $1.4 million at June 30, 2009, or 0.78% of loans. With a loan loss provision of $192,000 during the quarter, the Company’s allowance for loan losses at September 30, 2009 was $2.138 million or 1.10% of total loans compared to the June 30, 2009 total of $2.036 million or 1.14% of total loans. The Company has no foreclosed properties or Other Real Estate Owned (OREO) in its portfolio.

Core deposits (Demand, Savings, and NOW accounts) grew by $33 million or 24% over the past twelve months. Total deposits ended the quarter at $264 million, an increase of $61 million, or 30%, over a year ago. The Bank’s deposit mix continued to be favorable with 27% checking (Demand and Now accounts), 37% savings and 36% certificates of deposit contributing to a relatively low cost of funds of 1.19%. A seasonal inflow of municipal tax deposits contributed to the deposit increase.

The Company's taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) decreased by 15 basis points from 3.57% in the second quarter of 2009 to 3.42% in the third quarter of 2009. The margin declined by 70 basis points when compared to the third quarter of 2008.

Total revenues, consisting of net interest and dividend income plus non-interest income, were $2,752,000 in the third quarter of 2009. Revenues for the third quarter of 2008 were impacted by a non-recurring “OTTI” charge on Fannie Mae and Freddie Mac preferred stock of $1,668,000. Excluding this item, third quarter 2008 total revenues were $2,446,000. Compared to 2008, third quarter 2009 total revenues, excluding non-recurring items, increased by $306,000, or 13%. The primary contributor to revenue enhancement over this period was an increase in net interest income resulting from deposit, loan, and investment portfolio growth.

Total non-interest expenses for the third quarter were $2,367,000, an increase of $125,000 or 5% over the third quarter of 2008 primarily due to an increase in FDIC insurance premiums. Salary and benefit expenses decreased by $139,000 or 13% compared to the third quarter of 2008. Premises and equipment expenses declined $143,000 or 28% compared to the third quarter of 2008.

Capital levels for The Simsbury Bank & Trust Company remain well in excess of those required to meet the regulatory “well-capitalized” designation.

Capital Ratios 09/30/09
	The Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.01%	5.00%
Tier 1 Risk-Based Capital Ratio	12.10%	6.00%
Total Risk-Based Capital Ratio	13.35%	10.00%

SBT Bancorp Inc.’s wholly owned subsidiary, Simsbury Bank & Trust Company, is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers. The Bank has approximately $287 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. SBT Bancorp, Inc. is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT BANCORP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	9/30/2009	12/31/2008	9/30/2008
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$10,272	$11,392	$11,319
Interest-bearing deposits with Federal Home Loan Bank	89	116	2,949
Federal funds sold	10,213	1,800	8,985
Money market mutual funds	3,329	3,027	27
Cash and cash equivalents	23,903	16,335	23,280

Interest-bearing time deposits with other bank	5,443	7,320	-
Investments in available-for-sale securities (at fair value)	54,656	32,997	16,829
Federal Home Loan Bank Stock, at cost	631	631	631

Loans outstanding	195,349	180,091	179,608
Less allowance for loan losses	2,138	2,017	1,822
Loans, net	193,211	178,074	177,786

Premises and equipment	705	846	910
Accrued interest receivable	1,032	836	745
Bank owned life insurance	3,803	1,204	1,192
Due from broker	1,195	-	-
Other assets	2,230	2,513	1,760
Total other assets	8,965	5,399	4,607

TOTAL ASSETS	$286,809	$240,756	$223,133

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Demand deposits	$40,011	$38,288	$37,418
Savings and NOW deposits	131,049	98,264	100,880
Time deposits	92,454	84,327	63,696
Total deposits	263,514	220,879	201,994

Federal Home Loan Bank advance	-	1,000	3,000
Securities sold under agreements to repurchase	741	577	900
Other liabilities	1,025	1,454	1,012
Total liabilities	265,280	223,910	206,906

Stockholder's equity:
Preferred Stock - Class A	3,793	-	-
Preferred Stock - Class B	227	-	-
Common stock, no par value; authorized 2,000,000 shares; issued and outstanding 864,976 shares on 9/30/09, 12/31/2008 and 9/30/2008	9,365	9,328	9,292
Retained earnings	7,759	7,543	7,256
Accumulated other comprehensive loss	385	(25)	(321)
Total shareholders' equity	21,529	16,846	16,227

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$286,809	$240,756	$223,133

SBT BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the nine months ended
	9/30/2009	9/30/2008	9/30/2009	9/30/2008
Interest and dividend income
Interest and fees on loans	$2,447	$2,522	$7,254	$7,330
Investment securities	528	228	1,428	813
Federal funds sold and overnight deposits	12	41	21	126
Total interest and dividend income	2,987	2,791	8,703	8,269

Interest expense
Deposits	680	658	2,224	2,202
Repurchase agreements	3	11	7	44
Federal Home Loan Bank advances	-	2	7	4
Total interest expense	683	671	2,238	2,250

Net interest and dividend income	2,304	2,120	6,465	6,019

Provision for loan losses	192	50	322	250

Net interest and dividend income after provision for loan losses	2,112	2,070	6,143	5,769

Noninterest income (charge)
Service charges on deposit accounts	159	129	395	363
Gain on sales of available for sale securities	40	-	40	10
Write-downs of available for sale securities	-	(1,668)	-	(1,668)
Other service charges and fees	145	154	413	436
Increase in cash surrender value of life insurance policies	45	11	100	49
BOLI death benefit income	-	-	-	328
Gain on loans sold	17	-	60	-
Investment services fees and commissions	27	20	74	66
Other income	15	12	61	56
Total noninterest income (charge)	448	(1,342)	1,143	(360)

Noninterest expense
Salaries and employee benefits	964	1,103	3,033	3,144
Premises and equipment	373	516	1,109	1,293
Advertising and promotions	128	109	307	279
Forms and supplies	50	35	138	118
Professional fees	125	97	395	197
Directors fees	33	34	99	101
Correspondent charges	67	61	206	173
Postage	28	20	77	78
Other expenses	599	267	1,217	774
Total noninterest expense	2,367	2,242	6,581	6,157

Income (loss) before taxes	193	(1,514)	705	(748)
Income tax provision	33	42	178	183

Net income (loss)	$160	$(1,556)	$527	$(931)

Less: Preferred stock dividend and accretion	$65	$-	$132	$-

Net income (loss) available to common shareholders	$95	$(1,556)	$395	$(931)

Average shares outstanding, basic	864,976	864,976	864,976	858,369
Net income (loss) available per common share, basic	$0.11	$(1.80)	$0.46	$(1.09)

Average shares outstanding, assuming dilution	864,976	864,976	864,976	858,369
Net income (loss) available per common share, assuming dilution	$0.11	$(1.80)	$0.46	$(1.09)

CONTACT:
SBT Bancorp, Inc.
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
860-408-4679 (fax)
abisceglio@simsburybank.com